UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2008

THE WASHINGTON POST COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-6714	53-0182885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1150 15th Street, N.W. Washington, D.C.	20071
(Address of principal executive offices)	(Zip Code)

(202) 334-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On June 11, 2008, The Washington Post Company (the Company) announced that Hal S. Jones has been named to succeed John B. Morse, Jr. as senior vice president–finance and chief financial officer, effective upon Mr. Morse’s retirement. Mr. Jones, 55, has most recently been chief executive officer of Kaplan Professional, responsible for Kaplan’s professional businesses in financial services, real estate, technology and engineering in the United States and the United Kingdom. Kaplan, Inc. is the education subsidiary of The Washington Post Company. Mr. Jones has spent nearly 19 years at The Washington Post Company and Kaplan, serving in a variety of senior management positions with a focus on finance, auditing and accounting. Prior to joining Kaplan Professional, Mr. Jones served as chief financial officer of Kaplan, Inc. from 1997 to 2000 and chief operating officer of Kaplan International, based in London, from 2003 to 2007.

Mr. Jones’ compensation will include the following: (i) an annual base salary of $600,000 and (ii) eligibility for an annual bonus targeted at 50% of his annual base salary. Mr. Jones was granted 150 shares of restricted stock which will vest on January 3, 2011; 2,000 stock options which will vest 25% over four years and expire at the end of 10 years; and 3,000 performance units for the 2007-2010 cycle. Mr. Jones will continue to participate in the Supplemental Executive Retirement Plan and the Deferred Compensation Plan.

The Company also announced on June 11, 2008 that Wallace R. Cooney has been named vice president-finance and chief accounting officer, effective immediately. Mr. Cooney, 45, has served as controller of the Company since 2001. Mr. Cooney will continue to participate in the Company’s annual bonus, restricted stock, stock option and performance unit incentive compensation programs.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	The Washington Post Company Press Release dated June 11, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Washington Post Company (Registrant)

Date June 11, 2008	/s/ Veronica Dillon
Veronica Dillon
Senior Vice President, Secretary and General Counsel

Exhibit Index

Exhibit 99.1	The Washington Post Company Press Release dated June 11, 2008.